Exhibit 99.1

Editorial Contacts:
Nate Melihercik, Head of Global Investor Relations - ir@logitech.com
Nicole Kenyon, Head of Global Corporate and Internal Communications - nkenyon@logitech.com (USA)
Ben Starkie, Corporate Communications - +41 (0) 79-292-3499, bstarkie1@logitech.com (Europe)

Matteo Anversa to Join Logitech as Chief Financial Officer

LAUSANNE, Switzerland and SAN JOSE, Calif., Aug. 6, 2024 — SIX Swiss Exchange Ad hoc announcement pursuant to Art. 53 LR — Logitech International (SIX: LOGN) (Nasdaq: LOGI) today announced that Matteo Anversa will join the Company as chief financial officer (CFO) and member of Logitech's Group Management Team, effective September 1, 2024, reporting to chief executive officer (CEO) Hanneke Faber.

“I’m delighted to welcome Matteo to Logitech’s leadership team,” said Hanneke Faber, Logitech CEO. “As a seasoned public company CFO with a background in engineering and industrial technology, Matteo brings skills and experiences well suited to Logitech. His diverse B2B experience will also be a strong addition to the team as we accelerate our focus on serving a broad range of enterprise customers. And Matteo brings a uniquely global perspective with significant experience drawn from living and working in Asia, Europe and North America.”

“I would also like to thank our chief accounting officer, Meeta Sunderwala. As interim CFO, she has been a strong partner throughout the CFO transition.”

“I’m delighted to be joining Logitech at this exciting time in the company’s history,” Matteo Anversa said. “With strong business momentum, an innovation-driven culture, and rigorous operational discipline, Logitech has exceptional growth potential. I look forward to partnering with Hanneke, the board and leadership team to execute on our clear strategic priorities and drive shareholder value creation.”

Anversa’s CFO and leadership experience spans global brands including Fiat Chrysler Automobiles, Ferrari, General Electric, and most recently Gentherm, a leader in innovative thermal management and pneumatic comfort technologies for the automotive industry and medical patient temperature management systems. Anversa holds a degree in Mechanical Engineering from the University of Parma, Italy. He is a dual citizen of the United States and Italy.

About Logitech
Logitech designs software-enabled hardware solutions that help businesses thrive and bring people together when working, creating, gaming and streaming. As the point of connection between people and the digital world, our purpose is to extend human potential in work and play, in a way that is good for people and the planet. Founded in 1981, Logitech International is a Swiss public company listed on the SIX Swiss Exchange (LOGN) and on the Nasdaq Global Select Market (LOGI). Find Logitech and its other brands, including Logitech G, at www.logitech.com or company blog.

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Logitech and other Logitech marks are trademarks or registered trademarks of Logitech Europe S.A. and/or its affiliates in the U.S. and other countries. All other trademarks are the property of their respective owners. For more information about Logitech and its products, visit the company’s website at www.logitech.com.
(LOGIIR)